Exhibit 10.10

Vodafone

9 November 2004

Strictly Personal – Addressee Only

John Townsend

Dear John

Following our discussions, I am pleased to confirm the terms of employment, which will apply to your proposed International Assignment to Verizon Wireless (known as Host Company) in the USA (known as Host Country). This offer should be read in conjunction with the Group International Assignment Policy (IAP) (as amended from time to time) which you should familiarise yourself with. Unless otherwise stated, all defined terms in this letter are defined in the IAP. Where there is a material difference between the terms of this letter and the IAP, as opposed to any omissions, then the terms of this letter shall prevail.

For the avoidance of doubt, your Primary Employment is with your Home Company as defined in the IAP. Nothing in this letter or the IAP will create a relationship of employment between you and the Host Company.

Except as provided below, your terms and conditions of employment as set out in your Primary Employment Contract (as amended from time to time) will remain in force. Where there is a material difference between the terms of this letter and your Employment Contract whilst you are on assignment, as opposed to any omissions, then the terms of this letter shall prevail.

During the assignment the following terms will apply:

A THE ASSIGNMENT

Position and Duties

Your position during the assignment will be Chief Financial Officer reporting to Denny Strigl, President and CEO. Your duties will be as described by Denny. The Host Company reserves the right to assign to you other duties as required by the needs of the business.

Status

The basis of the assignment will be Accompanied status

Vodafone Group Services Limited

Group Financial Director

Vodafone House, The Connection, Newbury, Berkshire RG14 2FN, England

Registered off: Vodafone House, The Connection, Newbury, Berkshire RG14 2FN, England. Register in England No. 3802001

Period of Assignment

Subject to the further terms of this letter and your Primary Employment Contract, the period of assignment in the host country will be for 24 months with effect from 1 January 2005. Should it be mutually agreed, the Assignment may be extended at which time the terms and conditions of the Assignment will be reviewed.

Hours of Work

Your working hours will be in accordance with Host Company practice and the operational needs of your role.

Immigration Approval

This Assignment offer is made subject to all the necessary permits/visas required for living and working in the Host Country being granted and the Assignment cannot commence before this authority is given. You may use Cendant Relocation (see attached contact sheet) to assist with the application process with all the associated costs paid for by the Receiving Company.

Pre Assignment Visit

You may make a 5 day visit to the Host Country to become familiar with the role and location. Further details are set out in the IAP.

Travel to Host Country

The Host Company will fund air travel for you and your family in accordance with your Home Company travel policy at the start of your Assignment. Further details are set out in the IAP.

B HOME BASE BENEFITS

Base Salary

During your assignment, you will receive your Assignment Salary in accordance with Section C below. Your Home Base Salary (although not payable whilst you are on Assignment) will be the starting point for the calculation of your Assignment Salary.

The Benefits outlined below will continue in accordance with your Primary Employment Contract.

Pension

Your membership of your Home Company pension scheme will continue with contributions calculated using your Home Base Salary.

Insurance

Your membership of your Home Company life/ill health/disability insurance schemes will continue with contributions/benefits calculated using your Home Base Salary.

Cash Incentives/Bonuses

Your membership of your Home Company bonus/incentive will continue with payments as before. However your targets/criteria will be amended to those of the Host Company and payments will be in accordance with the IAP.

Share/Stock Plans

Your participation in your current Home Company plans will continue except where plan rules or the applicable legislation prevents this. The level of your participation will be determined in accordance with Home Company practice.

Over the period of the Assignment, your collective tax and social security liabilities in relation to income arising from these schemes will be no greater than had you remained in your Home Country and these liabilities will arise no earlier than they would have done in your Home Country. All calculations will be provided by PricewaterhouseCoopers LLP (PwC), the Group’s advisors on overseas personal tax matters.

It is your responsibility to notify PwC at least 5 working days in advance of any potential events relating to these share plans over which you have discretion ( e.g . exercise of a share option). This should allow sufficient time for any potential complications to be considered.

Holiday Entitlement

Your holiday entitlement under your Primary Employment Contract will continue but with actual days to be taken to be approved locally. You will observe Host Country Statutory Holidays while on assignment.

C ASSIGNMENT BENEFITS

Assignment Salary

Whilst on assignment, your net Assignment Salary will be GBP 184,613 per annum. This will continue to be paid by the Home Company in the usual way.

Full details of your Assignment Salary together with how it is calculated are contained in the Assignment Salary Build-Up Sheet attached.

Your Assignment Salary is calculated using a build-up approach based on your Home Net Base Salary that will provide an incentive to reward you for working internationally. It also takes account of any tax, social security and cost of living differentials between the Home and Company location. Deductions may be made to your Home Base Salary (which you hereby authorise) in order to deliver the actual amount of the Assignment Salary payable. An Additional Responsibility Allowance is also provided due to the level of your Assignment role.

Company Car Allowance

Your Car Allowance under your Primary Employment Contract will continue during the Assignment and you will be responsible for funding your transport needs in the Host Country.

Home Leave

Every 6 months a return economy class air flight from the Host Country will be provided for you and your Accompanying Family to return to your Home Country.

Medical Issues

Examinations and Vaccinations

Prior to your Assignment you and your Accompanying Family are required to obtain medical certification confirming fitness to travel to, reside and work in the Host Country. Your Assignment is conditional upon you obtaining such medical certification. You must also ensure that all the recommended vaccinations have taken place before travelling. The fees for the medical consultations and vaccinations will be paid for initially by the Home Company.

Relocation Support

Lump Sum Payment

A one-off payment equal to half of one month’s annual Home Base Salary will be paid to assignees net of all taxes, subject to a maximum payment of €10,000 equivalent net on commencing the Assignment.

Relocation Assistant

You will be provided with pre-departure and on-arrival support by Cendant Relocation (see contact sheet attached).

Shipment of Personal Possessions

You may transport up to 14 cubic meters of personal belongings (not furniture) via an approved shipping agent. You will be responsible for any customs duties incurred on the import of personal belongings.

Excess Baggage

You will be provided with additional excess baggage of 50 kg per person in addition to the normal allowance at the beginning and end of the Assignment.

Accommodation

Temporary Accommodation on Arrival in Host Country

If leased accommodation is not yet available you will be provided with up to 4 weeks hotel or serviced apartment accommodation. During this time reasonable out of pocket expenses will be reimbursed against receipts.

Housing

Host Company funded leased accommodation will be provided up to a monthly cost of USD 5000.

Utilities

Reasonable cost for utilities (gas, electricity and water) will be paid for or reimbursed by the Host Company.

Mobile Telephones

All business calls and up to 2 hours per week of personal call charges will be paid for. An additional mobile phone will be provided for you and your partner for business related calls whilst on the Assignment.

Furnishings/Furniture Allowance

Accommodation should normally be fully furnished but where this is not possible furniture may be leased within an agreed budget and will remain the property of the Host Company.

Education Support

Cross Cultural Training

Cross-cultural training will be provided to assist you and your Accompanying Family to settle quickly into the Host Country business and lifestyle.

Partner Assistance

Financial assistance of up to 5% of the annual Home Base Salary will be provided for educational courses/job search subject to advance approval.

Insurance

Medical

The International Assignee Healthcare Plan will provide medical and dental cover for you and your Accompanying Family, subject to initial pre-Assignment medical clearance being obtained and Personal Data Sheet being completed.

Personal Effects

Cover for items up to a cost of €5000 per item will be provided when belongings are in transit either to the Host Country at the start or back to the Home Country at the end of the Assignment only.

Social Security

Wherever possible you will remain within your Home Country social security system and an application will be made to continue these deductions during the Assignment.

Taxation

You will receive a net income derived from your Home Base Salary as set out in the attached build up sheet

The Company will assume the obligation to pay the actual Host Country tax liabilities arising in respect of company source income. Any calculations will be performed by the Group’s advisor on personal tax matters to ensure that you receive the net salary shown in the Salary Build-up Sheet, which is attached.

PricewaterhouseCoopers LLP (PwC), the Group’s advisors on personal tax matters (see contact sheet attached) will provide assistance with both Home and Host Country tax filing obligations. You must attend a pre-assignment briefing with these advisors.

The benefits provided to you in Section C of this letter as a result of your status as an employee on assignment will continue only for so long as you remain on assignment from Home Company to Host Company and will cease with immediate effect on the termination of your assignment for whatever reason.

Further details of the benefits provided to you in section C of this letter are set out in the IAP and are subject to the rules and provisions of that particular policy and any related contract or policies of insurance in force from time to time.

D TERMINATION OF ASSIGNMENT

Early Termination by the Company

The Host Company reserves the right to terminate the assignment and return you to your Home Country at any time during the period of the Assignment, giving at least one month’s notice, if

•	The work cannot be continued in the Host Country due to changes in local business needs or market conditions.
•	You fail to perform your Assignment role satisfactorily and fail to achieve your agreed objectives.
•	You are unable to work due to an illness that is expected to continue for longer than 3 months.

The Assignment will terminate immediately if your employment with the Home Company ceases at any time for whatever reason or the Host Country Authorities cancel work permit/visa clearance.

Early Termination by the Employee

If you wish to terminate the Assignment itself and return to your Home Country, you are required to confirm this in writing to Home Company stating your reasons. The period of notice in your Primary Employment Contract will normally apply.

If you wish to resign from the Home Company during the Assignment you are required to provide written notice to Home Company in accordance with your Primary Employment Contract. You may be required to reimburse a proportion of the costs incurred during this Assignment, as stated in the IAP. The Home Country shall be entitled to make a deduction from salary or any other sums owing to you in relation to the reimbursement.

Your Returning Role

Or completion of the Assignment you will return to your Home Country in the Originating Business Unit, unless otherwise agreed, with continuity of employment in all aspects. Your actual role will be agreed with your Home Company with as much advance notice as possible.

Return to Home Country

The Host Company will fund air travel for you and your family in accordance with your home company travel policy at the end of your Assignment.

Relocation Support on Return

Cendant Relocation will provide support in the following areas if applicable

•	Temporary Accommodation
•	Shipment and storage of personal possessions

Tax Assistance

You are required to attend a post-assignment briefing with PwC, the Company’s advisors on personal tax matters.

E GOVERNING LAW

These terms and conditions and other contractual documents to which they relate shall be governed by and take effect in all aspects according to the law of your Home Country

A duplicate copy of this letter is enclosed. Would you please sign this letter and return it to me to confirm your acceptance of the Assignment. I will then discuss the various details with you in due course.

Yours Sincerely

Ken Hydon
Group Financial Director

I hereby accept the terms and conditions of this Assignment to Verizon Wireless in USA as described above together with the provisions of the IAP.

Signed:	/s/ John Townsend

Dated: 11/09/2004

Enclosures:	Salary Build-up Sheet International Assignment Policy (IAP) Contact Sheet